EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, IA 52001

Re:  Amendment No. 1 to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Heartland Financial USA, Inc., a Delaware corporation (the “Company”), in connection with Amendment No. 1 to a Registration Statement on Form S‑4 (the “Amended Registration Statement”) relating to the issuance by the Company of up to 6,342,000 shares (the “Shares”) of Common Stock, par value $1.00 per share, of the Company.  As described in the Amended Registration Statement, the Shares are to be issued in connection with the merger (the “Merger”) of AimBank (a wholly owned subsidiary of AIM Bancshares, Inc.) with and into First Bank & Trust (a wholly owned subsidiary of the Company), pursuant to an Amended and Restated Agreement and Plan of Merger dated as of October 19, 2020 (the “Amended Merger Agreement”) among the Company, First Bank & Trust, AIM Bancshares, Inc., AimBank and Michael F. Epps, as the Shareholder Representative.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.  We have also assumed that the Shares will be issued in connection with the Merger as described in the Amended Registration Statement.

Based on the foregoing, we are of the opinion that the Shares to be issued by the Company in the Merger have been duly authorized and, when issued in accordance with the terms of the Amended Merger Agreement, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement, and to the reference to our firm under the heading “CERTAIN OPINIONS” in the proxy statement/prospectus constituting part of the Amended Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Dated:  October 19, 2020

Very truly yours, /s/ Dorsey & Whitney LLP